EXHIBIT (A)(1)(J)

FOR IMMEDIATE RELEASE               CONTACT: Ellen Beth Van Buskirk
                                             COSMAIR, INC.
                                             (212) 984-4528




                  COSMAIR EXTENDS TENDER OFFER FOR CARSON, INC.
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                      NEW EXPIRATION DATE IS JUNE 19, 2000
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NEW YORK (May 22, 2000) - Cosmair, Inc. announced today that it has extended the expiration date for its cash tender offer for all outstanding Class A common stock of Carson, Inc. (NYSE: CIC), at $5.20 net per share. The new expiration date is Monday, June 19, 2000 at 5:00 p.m. EST.

As of the close of business on Friday, May 19, approximately 8.8 million shares of Carson's Class A common stock had been tendered, representing approximately 54 percent of the outstanding Carson common stock on a fully diluted basis.

As previously announced, Cosmair is responding to a request for additional information issued by the Department of Justice Antitrust Division.

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